UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2008
COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	0-51937	57-6218917
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	0-51938	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Sixty One Wilton Road
Second Floor
Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information
Item 2.01 Completion of Acquisition of Disposition of Assets
     Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent divestitures of two such businesses.
(a) Aeroglide Holdings, Inc.
     On June 24, 2008, the Company entered into a Stock Purchase Agreement (the “Aeroglide Purchase Agreement”) with Bühler AG (“Bühler”), pursuant to which the Company, along with all other shareholders of Aeroglide Holdings, Inc. (“Aeroglide”), sold all of the issued and outstanding capital stock of its subsidiary business, Aeroglide, to Bühler. The Company’s credit facility with Aeroglide Corporation, as borrower, and Aeroglide, as co-borrower, was also simultaneously assigned to and purchased by Bühler Holding AG, an affiliate of Bühler. The total enterprise value for Aeroglide was $95 million.
     The purchase price is subject to adjustment for certain changes in the working capital of Aeroglide. The Aeroglide Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.
     At the closing, the Company received approximately $85.6 million in cash in respect of its debt and equity interests in Aeroglide after payments to minority shareholders and payment of all transaction expenses. The profit allocation due to Compass Group Management LLC (the “Manager”) for this sale will be approximately $7 million and is expected to be paid in August 2008. It is anticipated that CODI will recognize a gain of between $32 million and $34 million in the fiscal quarter ending June 30, 2008. Approximately $65 million of CODI’s net proceeds were used to repay amounts outstanding under CODI’s revolving credit facility with Madison Capital Funding LLC, as agent (“Madison”). It is anticipated that the remaining net proceeds from the Aeroglide Purchase Agreement will be invested in short term investment securities pending future application for partial funding of future acquisitions when identified.
     The Company’s shareholders of record on June 24, 2008 will each be allocated their share of the gain resulting from the sale of the Company’s interest in Aeroglide.
     Shareholders are encouraged to consult with their own tax advisors with respect to the application of tax laws to their particular circumstances.
     The foregoing brief description of the Aeroglide Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the Aeroglide Purchase Agreement itself, which is attached hereto as Exhibit 2.1.
(b) Silvue Technologies Group, Inc.
     Effective June 25, 2008, the Company closed its previously-announced divestiture of Silvue Technologies Group, Inc. (“Silvue”), a subsidiary of the Company, pursuant to the Stock Purchase Agreement (the “Silvue Purchase Agreement”) with Mitsui Chemicals, Inc. (“Mitsui”), dated as of May 8, 2008. Under the terms of the Silvue Purchase Agreement, Mitsui acquired all of the issued and outstanding capital stock of Silvue. The total enterprise value for Silvue was $95 million. The terms of the Silvue Purchase Agreement are more thoroughly described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2008.
     At the closing, the Company received approximately $70.6 million in cash in respect of its debt and equity interests in Silvue after payments to minority shareholders and holders of options of Silvue and payment of all transaction expenses. The Manager’s profit allocation for this sale will be approximately $8 million and is expected to be paid in August 2008. CODI will recognize a gain of between $37.5 million and $40 million in the fiscal quarter ending June 30, 2008. It is anticipated that the net proceeds from the Silvue Purchase Agreement will be invested in short term investment securities pending future application for partial funding of future acquisitions when identified.

     The Company’s shareholders of record on June 25, 2008 will each be allocated their share of the gain resulting from the sale of the Company’s interest in Silvue.
     Shareholders are encouraged to consult with their own tax advisors with respect to the application of tax laws to their particular circumstances.
     The foregoing brief description of the Silvue Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the Silvue Purchase Agreement itself, which is attached as Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2008.
Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

2.1	Stock Purchase Agreement dated June 24, 2008, among Compass Group Diversified Holdings LLC and the other shareholders party thereto, Compass Group Diversified Holdings LLC, as Sellers’ Representative, Aeroglide Holdings, Inc. and Bühler AG.

99.1	Press Release of the Company dated June 25, 2008 announcing the sale of Aeroglide Holdings, Inc.

99.2	Press Release of the Company dated June 25, 2008 announcing the sale of Silvue Technologies Group, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2008	COMPASS DIVERSIFIED HOLDINGS
	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Regular Trustee

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2008	COMPASS GROUP DIVERSIFIED HOLDINGS LLC
	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.
2.1	Stock Purchase Agreement dated June 24, 2008, among Compass Group Diversified Holdings LLC and the other shareholders party thereto, Compass Group Diversified Holdings LLC, as Sellers’ Representative, Aeroglide Holdings, Inc. and Bühler AG.

99.1	Press Release of the Company dated June 25, 2008 announcing the sale of Aeroglide Holdings, Inc.

99.2	Press Release of the Company dated June 25, 2008 announcing the sale of Silvue Technologies Group, Inc.

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